Exhibit (h)(xvii)

AMENDMENT TO Administration AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of July 9, 2015 by and between The Arbitrage Funds, a Delaware statutory trust (the “Trust”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Administrator”).

WHEREAS, the Trust and State Street entered into an Administration Agreement dated as of April 17, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the "Agreement"); and

WHEREAS, State Street and the Trust desire to amend the Agreement to expand the services rendered beyond the compliance services currently provided pursuant to the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

The description of services under the header “Fund Administration Treasury Services” in Section 5 of the Agreement shall be deleted in its entirety and replaced with the following language:

“State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and State Street.”

2.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

The following shall be added as Section 24 of the Agreement:

“24.       Use of Data

(a)          In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 24 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

A-1

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Exhibit (h)(xvii)

(b)          Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund. The Trust agrees that Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust/Fund.

(c)          Except as expressly contemplated by this Agreement, nothing in this Section 24 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 24 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

3.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Schedule B entitled “Administration Agreement Schedule B List of Services” attached hereto shall be added to the Agreement.

4.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Schedule A to the Agreement shall be replaced in its entirety by Schedule A attached hereto.

5.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

The second to last sentence in the first paragraph of Section 6 entitled “Fees; Expenses; Expense Reimbursement” is deleted in its entirety and replaced with the following:

“In addition, the Trust shall reimburse State Street for its reasonable out-of-pocket costs incurred in connection with this Agreement.”

6.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

The third sentence in in the first paragraph of Section 8 entitled “Limitation of Liability and Indemnification” is deleted in its entirety and replaced with the following:

“State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees.”

7.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

The first sentence in Section 12 entitled “Effective Period and Termination” is deleted in its entirety and replaced with the following:

“This Agreement shall remain in full force and effect for an initial term ending on September 10, 2018 (the “Initial Term”).”

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Exhibit (h)(xvii)

8.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

(b)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Exhibit (h)(xvii)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers and/or authorized signatories designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

The Arbitrage Funds

By:	/s/ Jon Hickey
Name:	Jon Hickey
Title:	Treasurer

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Exhibit (h)(xvii)

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

The Arbitrage Funds

The Arbitrage Fund

The Arbitrage Credit Opportunities Fund

The Arbitrage Event-Driven Fund

The Arbitrage Tactical Equity Fund

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Exhibit (h)(xvii)

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto; and

IV.	Fund Administration CFTC Services as described in Schedule B4 attached hereto;

V.	[RESERVED]

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Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by State Street; and

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

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SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

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SCHEDULE B3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of the Trust’s Declaration of Trust and By-laws;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

g.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

h.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations; and

j.	Provide an in-person representative at regularly scheduled quarterly Board meetings to prepare minutes for such Board meetings.

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SCHEDULE B4

Fund Administration CFTC Services

Subject to the authorization and direction of the Trust, State Street will provide the CFTC Services set forth on Schedule B4(i) (the “CFTC Services”) to assist the Funds, the Trust and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B4(i). These responsibilities do not include: (i) determination of the Trust’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Trust’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Trust uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Trust should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Trust currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Trust with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Trust. The Trust is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Trust is responsible for arranging, in each case where appropriate, for the review and comment by Trust’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Trust is solely responsible for determining Trust’s status as a CPO, and/or Trust’s eligibility for an exclusion from classification as a CPO.

The Trust shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing. The Administrator is authorized and instructed to rely upon the information it receives from the Trust or any third party (including, without limitation, the Trust’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Trust) authorized by the Trust to provide such information to the Administrator and on any instructions received from the Trust. The Trust and any third party from which the Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Administrator shall be entitled to rely on such records, reports and other data as provided to the Administrator by the Trust or any third party, and any instructions provided to the Administrator by the Trust, and shall have no responsibility for making any interpretive determinations with respect thereto. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Trust as a result of the Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Trust or such third party. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust or any third party to provide it with the information required.

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SCHEDULE B4(i)

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by Trust’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Trust and the Administrator, the Administrator will:

i.	Perform monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Trust’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

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